Exhibit 99.1

December 8, 2016

Nuance Announces Proposed $500 Million Offering

of Senior Notes

Proceeds to be Used to Redeem a Portion of Existing 5.375% Senior Notes due 2020

BURLINGTON, Mass., December 8, 2016 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it intends to offer, subject to market and other considerations, $500 million aggregate principal amount of senior notes due 2026 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by Nuance’s domestic subsidiaries that guarantee its senior credit facility.

The interest rate, redemption provisions and other terms of the Notes will be determined by negotiations between Nuance and the initial purchaser.

Nuance intends to use the net proceeds, together with cash on hand, to redeem approximately $600 million in aggregate principal amount of its 5.375% senior notes due 2020.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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For Investors and Media

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2016 Nuance Communications, Inc. All rights reserved.